EXHIBIT 99.1

Investor Contact:
Doug Farrell
Vice President, Investor Relations
408-731-5285

Affymetrix Announces Positive Operating Income and Net Income for Q4-2010

- Total revenue for the fourth quarter of approximately $85 million -

SANTA CLARA, Calif., Jan 12, 2011 — Affymetrix, Inc. (NASDAQ: AFFX) today announced that based on preliminary financial data, the Company expects to generate positive operating income and net income on a GAAP basis for the fourth-quarter of 2010.  Total revenue for the fourth quarter is expected to be approximately $85 million and includes a $4.8 million milestone payment from a “Powered by Affymetrix” diagnostic partner.

The Company also announced that it has repurchased an additional $53 million face value of 3.5% convertible notes. The Company repurchased more than $150 million of 3.5% convertible notes in 2010 and now has about $95 million in outstanding convertible debt. The Company expects to have a year-end net cash balance of approximately $140 million.

“We made significant progress in 2010 and we expect to report positive operating income and net income for both the fourth quarter and the second half of 2010,” said Kevin M. King, president and chief executive officer. “These results reflect our disciplined focus on operations which has significantly lowered our break-even point. We exit 2010 in a strong financial position and we are committed to the continued improvement of our business in 2011 and beyond.”

Affymetrix will webcast its presentation at the 29th Annual JP Morgan Healthcare Conference on Thursday, January 13, 2011 at 7.30 a.m. PT.  A live webcast will be available at http://www.affymetrix.com under the "Investors" link. The archived webcast will be available for 30 days.

Affymetrix's management team will host a conference call on February 2, 2011 at 2:00 p.m. PT to review its operating results for the fourth quarter and fiscal year 2010. A live webcast can be accessed by visiting the Investor Relations section of the Company’s website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (877) 407-8291, international: (201) 689-8345.

A replay of this call will be available from 5:00 p.m. PT on February 2, until 8:00 p.m. PT on February 9, 2011 at the following numbers: domestic: (877) 660-6853, international: (201) 612-7415. The passcode for both replays is 364850. An archived webcast of the conference call will be available under the Investor Relations section of the Company's website.

About Affymetrix

Affymetrix technology is used by the world’s top pharmaceutical, diagnostic, and biotechnology companies, as well as leading academic, government, and nonprofit research institutes. More than 2,000 systems have been shipped around the world and more than 22,000 peer-reviewed papers have been published using the technology.

Affymetrix is headquartered in Santa Clara, Calif., and has manufacturing facilities in Santa Clara, Cleveland, Ohio, and Singapore. The Company has about 1,000 employees worldwide and maintains sales and distribution operations across Europe and Asia. For more information about Affymetrix, please visit www.affymetrix.com.

Forward-looking statements

Affymetrix has not filed its Annual Report Form 10-K for the year ended December 31, 2010.  All financial results described in this press release should be considered preliminary and unaudited, and are subject to change to reflect any necessary corrections or adjustments, or changes in accounting estimates, that are identified prior to the time the Company files its Annual Report on Form 10-K for the year ended December 31, 2010.

All statements in this press release that are not historical are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix' "expectations," "beliefs," "hopes," "intentions," "strategies" or the like. Such statements are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to: risk relating to the Company’s ability to successfully commercialize new products, risk relating to past and future acquisitions, including the ability of the Company to successfully integrate such acquisitions into its existing business; risks relating to the Company's ability to achieve and sustain higher levels of revenue, higher gross margins and reduced operating expenses; uncertainties relating to technological approaches, risks associated with manufacturing and product development; personnel retention; uncertainties relating to cost and pricing of Affymetrix products; dependence on collaborative partners; uncertainties relating to sole-source suppliers; uncertainties relating to FDA and other regulatory approvals; competition; risks relating to intellectual property of others and the uncertainties of patent protection and litigation. These and other risk factors are discussed in Affymetrix' Annual Report on Form 10-K for the year ended December 31, 2009, and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods. Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.